Exhibit (a)(1)(G)

VIRAGE LOGIC CORPORATION

FORM OF ACKNOWLEDGMENT OF RECEIPT OF DOCUMENTS

RELATING TO THE OFFER TO EXCHANGE OUTSTANDING OPTIONS AND

STOCK SETTLED APPRECIATION RIGHTS FOR RESTRICTED STOCK UNITS

By my signature below, I hereby acknowledge that on the date set forth below, I received the following documents from Virage Logic Corporation:

1. A copy of the Virage Logic Corporation Offer to Exchange Certain Outstanding Options and Stock Settled Appreciation Rights for Restricted Stock Units, dated May 29, 2008 (the “Offer to Exchange”);

2. Memorandum from our President and CEO to employees, dated May 29, 2008, relating to the Offer to Exchange;

3. A copy of the Election Form for the Offer to Exchange;

4. A copy of the Withdrawal Form for the Offer to Exchange;

5. A copy of the form of Restricted Stock Unit Agreement; and

6. A list of my outstanding options and/or stock settled appreciation rights that are eligible for the Offer to Exchange.

Name (Please Print)	Signature	Date